STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of October, 2008, by and between Thomas Monahan and Dr. John Swint (hereinafter referred to as “Seller”), who are the record or beneficial owners of shares of capital stock of Terra Media, Ltd, a Delaware corporation (the “Company”), Catherine Ballonqui (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller desires to sell 29,358,300 shares of the restricted shares, of the Company, $.001 par value per share (the “Shares”), and the Buyer desire to purchase the Shares upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.

Sale and Transfer of the Shares. At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, the Seller shall sell, convey and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, the Shares for the purchase price specified in Section 2 below.

2.

Purchase Price. In exchange for the Shares, the Buyer shall pay $541,350 (“Purchase Price”) to Seller’ Representative in trust to the Roger L. Fidler Attorney Trust Account at Commerce Bank, North Jersey. The Purchase Price is to be paid in two installments, the first payment being a nonrefundable $241,350, due at Closing, and the second payment of the balance of $300,000 being due by November 26, 2008 by wire transfer to the Roger L. Fidler Attorney Trust Account at Commerce Bank, North Jersey.

3.

Closing. The Closing of the transaction described in this Agreement shall take place on such date as mutually determined by the parties hereto (the “Closing”).  At the Closing, the Seller shall deliver into escrow with Roger Fidler, attorney for Seller all of the stock certificates representing the Shares to be transferred hereunder, which certificates shall be held which block shall be held as collateral for the payment of the entire Purchase Price ($541,350.00).  Upon payment of the Purchase Price in full, the present officers and directors shall resign after having appointed at least one new director as designated by the Buyer.

4.

Representation and Warranties of the Seller. The Seller represent and warrant that:

(a)

Authority. The Seller has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Seller does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which the Seller are a party or by which the Seller may be bound or affected.

(b)

Title. The Seller has good and marketable title to the Shares free and clear of all liens and encumbrances.

(c)

Affiliate Status.  The Seller is an affiliate of the Company; as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

(e)

Duly Endorsed. Seller hereby represents and warrant to the Buyer that certificates representing the Shares will be duly endorsed upon their transfer to the Buyer.

(f)

Registered Shares.  Seller hereby represents and warrants to the Buyer that none of the Shares have been registered under the Securities Act.

(g)

Merger.  The Seller acknowledges and confirms that the Seller is aware of and acknowledges that it is the intention of the Company to cause the Company to consummate a merger with a private company following the Closing. The Seller acknowledges and confirms that the Seller acknowledge and confirm that they understand that, upon consummation of that merger, it is likely that each Share will increase in value, possibly substantially. Seller have been made aware of all of the information concerning the proposed merger, the private placement related thereto in which the Company will be recapitalized with significant cash proceeds, and about the target company for the merger, including the risks associated therewith to the same extent that the Buyer have been made aware of such information, and have received satisfactory answers to any questions Seller have asked and desire to complete the sale of the Shares contemplated under this Agreement. Seller acknowledges that as a result of the merger and private placement, their percentage ownership of the Company will be reduced, in certain cases to zero, that Seller shall have no right to adjustment of the number of shares, and the Company has no obligation to provide any “anti-dilution” or other protection, pre-emptive, subscription, or first refusal rights to Seller.

5.

Representation and Warranties of the Buyer. The Buyer represent and warrant that:

(a)

Authority.  The Buyer has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein.  This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by the Buyer does not and will not violate any provision of any law, regulation or order, or result in the breach of, or constitute a default under, any material agreement or instrument to which any Buyer is a party or by which any Buyer may be bound or affected.

(b)

No Solicitation.  The Buyer’s purchase of the Shares hereunder has not been solicited by means of general solicitation or by advertisement.

6.

Entire Agreement. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party.  This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

7.

Fees and Costs. The Seller and the Buyer shall each bear their own fees and costs incurred in connection with this Agreement.

8.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

9.

Governing Law. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York.

10.

Survival of Representations and Warranties. All representations and warranties made by the Seller and the Buyer shall survive the Closing.

11.

Jurisdiction and Venue. Any claim or controversy arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement, shall be submitted for resolution to a court of competent jurisdiction in New York.  The parties hereby consent to personal jurisdiction and venue in New York.

12.

Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

13.

Counterparts. This Agreement may be executed in one or more counterparts, and by electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.

Paragraph Headings.  The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

15.

Rule of Construction Relating to Ambiguities. All parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and/or other representative, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Seller:

__/s/Thomas Monahan___________________

     Thomas Monahan

_/s/Dr. John Swint_______________________

      Dr. John Swint

Buyer:

_/s/Catherine Balloqui____________________

     Catherine Balloqui

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